G:\TREASURY\NSAR\Target\03-06\Item 77H 3-31-06.doc
SUB-ITEM 77H:  Changes in Control of Registrant


Seligman Advisors, Inc., the registrant's distributor, purchased shares of each of the three Funds of the registrant, to provide the initial capital of the Funds. On October 3, 2005, the commencement of operations of the registrant, Seligman Advisors, Inc. owned 100% of the outstanding shares of each Fund of the registrant. As a result of the registrant's sale of shares to other persons, Seligman Advisors, Inc.'s ownership became less than 25% as shown below.


                                   					    % of Voting
                               					Securities owned by
                               					 Seligman Advisors,
       Fund of Registrant                   Date                  Inc.
---------------------------------- ---- ------------- -- -----------------------
Seligman TargETFund Core                  10/06/05                  22.23

Seligman TargETFund 2015                  10/13/05			  17.74

Seligman TargETFund 2025                  10/10/05			  21.22